PRESS RELEASE

Press Contact:
Tim Fitzpatrick 215-981-8515

Investor Contact:
Leslie Arena 215-981-8511

COMCAST CORPORATION COMMENCES ONE-TIME STOCK OPTION LIQUIDITY
PROGRAM FOR NON-EMPLOYEE HOLDERS OF COMCAST STOCK OPTIONS

Offer Expires November 9th

No Economic Dilution To Result

Philadelphia, PA – October 8, 2004 ... Comcast Corporation (Nasdaq: CMCSA, CMCSK) announced today that it has launched its previously announced stock option liquidity program, which offers certain non-employee holders of Comcast employee stock options an opportunity to receive value for their options.

The eligible non-employee universe consists of approximately 63,000 holders of roughly 41.8 million options in the aggregate with a current value, based in part by reference to Black-Scholes and other option pricing models, of approximately $125 million.

As background, when Comcast acquired AT&T Broadband Corp. in November 2002, former holders of AT&T Corp. employee stock options had their options converted in whole or in part into options on Comcast Class A Common Stock. Many of these option holders, together with a small number of holders of options on Comcast Class A Special Common Stock, have no ongoing employee affiliation with Comcast. Thus, the traditional purpose of employee stock options, to align the interests of the employer with the employee, no longer applies to the options held by these individuals.

While eligible option holders will be able to receive cash for their options under the program, Comcast will incur no economic dilution from this offering. JPMorgan Chase Bank, Comcast’s financial counterparty in connection with the stock option liquidity program, will ultimately fund the cost of providing the program. This will occur through the simultaneous purchase by JPMorgan of new stock options from Comcast having similar economic terms as the options being purchased by Comcast from option holders under the program. As a result, the number of shares underlying options outstanding will remain the same upon completion of this one-time offer to non-employee option holders.

The Company will benefit from the program by eliminating ongoing administrative expenses including the indirect employee time associated with servicing this option holder group.

Program materials being mailed to eligible option holders include details of the voluntary offer, which expires on November 9th. Eligible option holders will also have access to program information through a dedicated website as well as a telephone call center to be provided by Comcast’s election agent, Mellon Investor Services, part of Mellon Financial Corporation.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company’s content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

A registration statement relating to the resale of the securities issuable upon exercise of the options to be issued to JPMorgan has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering may be made only by written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the prospectus are expected to be available at a future date from J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172.

_________________

###